Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER
EARNINGS PER SHARE INCREASE OF 66 PERCENT

Full Year Net Sales Grow by Over $1 Billion to $15.7 Billion

SAN FRANCISCO - February 28, 2013 - Gap Inc. (NYSE:GPS) today reported fourth quarter and full year results for fiscal year 2012 and provided guidance for fiscal year 2013. Improved product performance and continued global expansion helped drive an 8 percent increase in net sales for the full year. The company reported earnings per share for the 53 weeks ended February 2, 2013 increased 49 percent to $2.33 on a diluted basis, compared with $1.56 for the 52 weeks ended January 28, 2012.

“Our results in 2012 were stellar in many ways, and I'm very pleased with how well our product resonated with customers,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We enter 2013 focused on leveraging our global brands to gain more market share and continuing to increase shareholder value.”

Fiscal Year 2012 Financial and Business Highlights

•	In North America, Gap, Banana Republic, and Old Navy each delivered positive comparable sales for four consecutive quarters.

•	Fiscal year 2012 gross margin increased 320 basis points to 39.4 percent; operating margin increased 250 basis points to 12.4 percent.

•	Fiscal year 2012 diluted earnings per share increased 49 percent to $2.33 compared with $1.56 last year.

•	The Gap Inc. Direct division delivered $1.9 billion in net sales - representing a 24 percent increase over fiscal year 2011.

•	Franchise net sales grew by 17% and franchisees entered nine new countries.

•	The company returned about $1.3 billion in cash to shareholders through share repurchases and dividends for the full year.

•	On December 31, 2012, the company acquired Intermix, a multi-brand specialty retailer of luxury and contemporary women's apparel and accessories, based in New York.

In addition, the company successfully executed on key real estate and expansion initiatives in fiscal year 2012:

•	In North America, the company made significant progress toward optimizing its Gap and Old Navy store fleet through store closures, consolidations, and downsizing.

•	The company opened 25 Athleta stores, for a total of 35, and expects to open about 30 stores in fiscal year 2013.

•	Old Navy opened its first store in Japan and plans to open as many as 20 more stores in fiscal year 2013.

•	The company opened net 33 Gap and outlet stores in China and expects to open an additional 35 stores in fiscal year 2013.

•
Gap Inc.'s franchise partners opened net 85 Gap and Banana Republic stores, reaching a total of 312 franchise stores. The company expects its franchise partners will open as many as 75 additional franchise stores in fiscal year 2013.

The company noted that fiscal year 2012 had 53 weeks versus 52 weeks in fiscal year 2011. As a result, the company's results for the fourth quarter of fiscal year 2012 and for the fiscal year 2012 include the additional week, while comparable sales calculations exclude the 53rd week.

Fourth Quarter Results

Net sales for the 14 weeks ended February 2, 2013 were $4.73 billion, compared with $4.28 billion for the 13 weeks ended January 28, 2012. The company's fourth quarter comparable sales were up 5 percent compared with a 4 percent decrease in the fourth quarter last year.

Net income for the 14 weeks ended February 2, 2013 was $351 million, or $0.73 per share on a diluted basis. This compares with net income of $218 million, or $0.44 per share on a diluted basis, for the 13 weeks ended January 28, 2012.

Fourth Quarter Comparable Sales Results

Comparable sales for the fourth quarter of fiscal year 2012 were as follows:

•	Gap North America: positive 4 percent versus negative 3 percent last year

•	Banana Republic North America: positive 3 percent versus flat last year

•	Old Navy North America: positive 8 percent versus negative 6 percent last year

•	International: negative 2 percent versus negative 8 percent last year

Fiscal Year 2012 Results

Net sales for the 53 weeks ended February 2, 2013, were $15.7 billion compared with net sales of $14.5 billion for the 52 weeks ended January 28, 2012. The company's fiscal year 2012 comparable sales were up 5 percent compared with a 4 percent decrease last year.

For the 53 weeks ended February 2, 2013, the company reported net income of $1.1 billion, or $2.33 per share on a diluted basis, compared with net income of $833 million, or $1.56 per share on a diluted basis, for the 52 weeks ended January 28, 2012.

Fiscal Year 2012 Comparable Sales Results

Comparable sales for fiscal year 2012 were as follows:

•	Gap North America: positive 6 percent versus negative 4 percent last year

•	Banana Republic North America: positive 5 percent versus negative 1 percent last year

•	Old Navy North America: positive 6 percent versus negative 3 percent last year

•	International: negative 3 percent versus negative 7 percent last year

Net Sales Results

The following tables detail the company’s fourth quarter and fiscal year net sales:

($ in millions)	Gap	Old Navy	Banana Republic	Franchise (3)	Other (4)	Total (5)	Percentage of Net Sales
14 Weeks Ended February 2, 2013
U.S. (1)	$972	$1,459	$655	$—	$—	$3,086	65%
Canada	108	125	69	—	—	302	7
Europe	217	—	19	15	—	251	5
Asia	346	4	44	23	—	417	9
Other regions	—	—	—	45	—	45	1
Total Stores reportable segment	1,643	1,588	787	83	—	4,101	87
Direct reportable segment (2)	185	237	85	—	117	624	13
Total	$1,828	$1,825	$872	$83	$117	$4,725	100%
($ in millions)	Gap	Old Navy	Banana Republic	Franchise (3)	Other (4)	Total (5)	Percentage of Net Sales
13 Weeks Ended January 28, 2012
U.S. (1)	$935	$1,309	$616	$—	$—	$2,860	67%
Canada	98	109	59	—	—	266	6
Europe	201	—	17	16	—	234	6
Asia	331	—	41	23	—	395	9
Other regions	—	—	—	39	—	39	1
Total Stores reportable segment	1,565	1,418	733	78	—	3,794	89
Direct reportable segment (2)	139	198	63	—	89	489	11
Total	$1,704	$1,616	$796	$78	$89	$4,283	100%
($ in millions)	Gap	Old Navy	Banana Republic	Franchise (3)	Other (4)	Total (5)	Percentage of Net Sales
53 Weeks Ended February 2, 2013
U.S. (1)	$3,323	$4,945	$2,171	$—	$—	$10,439	67%
Canada	352	410	216	—	—	978	6
Europe	691	—	66	63	—	820	5
Asia	1,062	9	148	86	—	1,305	9
Other regions	—	—	—	182	—	182	1
Total Stores reportable segment	5,428	5,364	2,601	331	—	13,724	88
Direct reportable segment (2)	537	748	247	—	395	1,927	12
Total	$5,965	$6,112	$2,848	$331	$395	$15,651	100%
($ in millions)	Gap	Old Navy	Banana Republic	Franchise (3)	Other (4)	Total (5)	Percentage of Net Sales
52 Weeks Ended January 28, 2012
U.S. (1)	$3,231	$4,644	$2,060	$—	$—	$9,935	68%
Canada	333	392	193	—	—	918	6
Europe	702	—	54	69	—	825	6
Asia	966	—	131	79	—	1,176	8
Other regions	—	—	—	135	—	135	1
Total Stores reportable segment	5,232	5,036	2,438	283	—	12,989	89
Direct reportable segment (2)	433	638	188	—	301	1,560	11
Total	$5,665	$5,674	$2,626	$283	$301	$14,549	100%
_________

(1)	U.S. includes the United States and Puerto Rico.

(2)
Online sales shipped from distribution centers located outside the U.S. were $64 million ($41 million for Canada, $18 million for Europe, and $5 million for Japan) and $43 million ($31 million for Canada and $12 million for Europe) for the 14 weeks ended February 2, 2013 and the 13 weeks ended January 28, 2012, respectively. Online sales shipped from distribution centers located outside the U.S. were $172 million ($117 million for Canada, $50 million for Europe, and $5 million for Japan) and $127 million ($89 million for Canada and $38 million for Europe) for the 53 weeks ended February 2, 2013 and the 52 weeks ended January 28, 2012, respectively.

(3)
Franchise sales were $83 million ($72 million for Gap and $11 million for Banana Republic) and $78 million ($68 million for Gap and $10 million for Banana Republic) for the 14 weeks ended February 2, 2013 and the 13 weeks ended January 28, 2012, respectively. Franchise sales were $331 million ($289 million for Gap and $42 million for Banana Republic) and $283 million ($247 million for Gap and $36 million for Banana Republic) for the 53 weeks ended February 2, 2013 and the 52 weeks ended January 28, 2012, respectively.

(4)	Includes Piperlime and Athleta.

(5)
Net sales outside of the U.S. and Canada (including Direct and Franchise) were $736 million and $680 million for the 14 weeks ended February 2, 2013 and the 13 weeks ended January 28, 2012, respectively. Net sales outside of the U.S. and Canada (including Direct and Franchise) were $2.4 billion and $2.2 billion for the 53 weeks ended February 2, 2013 and the 52 weeks ended January 28, 2012, respectively.

Additional Fiscal Year 2012 Results and 2013 Outlook

Earnings per Share
The company expects diluted earnings per share to be in the range of $2.52 to $2.60 for fiscal year 2013, or an 8 to12 percent increase from the prior year.

The guidance contemplates some of the impact from the weakening Japanese Yen. The average rate in fiscal year 2012 for the Japanese Yen was about 80. Current spot rate of the Japanese Yen has weakened by about 15 percent, which means the company's Japanese Yen-based net sales and earnings translate to fewer U.S. dollars.

Further, the company noted that the 53rd week in fiscal year 2012 creates a timing shift in the calendar for fiscal year 2013. For example, the first quarter of fiscal year 2013 begins on February 3, 2013 and ends on May 4, 2013. In fiscal year 2012, the first quarter began a week earlier on January 29, 2012, and ended on April 28, 2012. Therefore, the first quarter of fiscal year 2013 excludes January 29 through February 2 and now includes April 29 through May 4, a week that was part of the second quarter last year.

Depreciation and Amortization
Fiscal year 2012 depreciation and amortization expense, net of amortization of lease incentives, was $483 million.

For fiscal year 2013, the company expects depreciation and amortization expense, net of amortization of lease incentives, to be about $475 million.

Operating Expenses
Fourth quarter operating expenses were $1.2 billion, up $141 million compared with last year. Full year operating expenses were $4.2 billion, up $393 million from the prior year.

Marketing expenses for the full year were $653 million, up $105 million compared with last year.

Operating Margin
The company's operating margin in fiscal year 2012 was 12.4 percent.

The company expects that operating margin for fiscal year 2013 will be about 13 percent.

Effective Tax Rate
The effective tax rate was 39.9 percent for the fourth quarter of fiscal year 2012. The effective tax rate for fiscal year 2012 was 39.0 percent.

For fiscal year 2013, the company expects the effective tax rate to be about 39 percent.

Inventory
On a year-over-year basis, inventory dollars per store were up 5 percent at the end of the fourth quarter of fiscal year 2012, which is in line with comparable sales.

For fiscal year 2013, the company expects inventory dollars per store at the end of the first quarter to be up in the mid-single digits on a year-over-year basis over last year's negative 7 percent.

Cash, Cash Equivalents, and Short-Term Investments
The company ended the year with $1.5 billion in cash, cash equivalents, and short-term investments. For fiscal year 2012, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was $1.3 billion compared with $815 million in fiscal year 2011. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
During the fourth quarter of fiscal year 2012, the company repurchased about 18 million shares for $563 million. For fiscal year 2012, the company repurchased about 34 million shares for a total of $1 billion.

As announced in January, the company completed its previous $1 billion authorization and announced a new $1 billion share repurchase authorization, underscoring its continued commitment to returning excess cash to shareholders.

Dividends
The company paid a dividend of $0.125 per share during the fourth quarter of fiscal year 2012, which was an increase of 11 percent compared with the fourth quarter last year.

In a separate press release today, the company announced that its Board of Directors approved a plan to increase the company's annual dividend per share by 20 percent to $0.60 per share for fiscal year 2013. This is the fourth consecutive year Gap Inc. has increased its dividend.

Capital Expenditures
Fiscal year 2012 capital expenditures were $659 million.

For fiscal year 2013, the company expects capital spending to be approximately $675 million in support of its outlined strategies.

Real Estate
The company ended fiscal year 2012 with 3,407 store locations in 47 countries, 3,095 of which are company-operated. Square footage of company-operated stores decreased 1 percent from the end of fiscal year 2011.

In fiscal year 2013, the company expects to open about 160 company-operated stores, focused on Athleta, Gap China, Old Navy Japan, and global outlet stores. The company expects that it will close about 80 company-operated stores. The closures are weighted towards Gap North America, consistent with the company's previously stated strategy. Given its focus on growing through new channels and geographies, the company expects square footage to increase about 1 percent in fiscal year 2013.

Store count, openings, closings, and square footage for our stores are as follows:

	14 Weeks Ended February 2, 2013
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4	Square Feet (millions)

Gap North America	1,016	15	41	990	10.2
Gap Europe	196	2	—	198	1.7
Gap Asia	175	19	3	191	1.9
Old Navy North America	1,013	9	12	1,010	17.6
Old Navy Asia	1	—	—	1	—
Banana Republic North America	589	7	6	590	4.9
Banana Republic Asia	37	1	—	38	0.2
Banana Republic Europe	10	—	—	10	0.1
Athleta North America	30	5	—	35	0.2
Piperlime North America	1	—	—	1	—
Intermix North America (1)	—	—	—	31	0.1
Company-operated stores total	3,068	58	62	3,095	36.9
Franchise	271	43	2	312	N/A
Total	3,339	101	64	3,407	36.9
____________

(1)
On December 31, 2012, the company acquired Intermix. The 31 stores acquired were not included as store openings for the fourth quarter; however, they are included in the ending number of store locations as of February 2, 2013.

Webcast and Conference Call Information

Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company's fourth quarter fiscal year 2012 results during a live conference call and webcast at approximately 2:00 p.m. Pacific Time today. Ms. O'Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2364809). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

February Sales and Future Sales Reporting Format

As previously announced, the company will begin reporting monthly sales results after market close. As such, February sales will be released via press release on March 7, 2013 at 1:00 p.m. Pacific Time. Beginning with February 2013 sales, additional insight into Gap Inc.'s sales performance can be obtained by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on March 7, 2013 and available for replay until 1:00 p.m. Pacific Time on March 15, 2013.

Given Gap Inc.'s new global brands structure and as outlined in the January sales press release, the company will shift from its current reporting format of Gap Inc., Gap North America, Banana Republic North America, Old Navy North America, and International comparable sales results to the following format: Gap Inc., Gap Global, Banana Republic Global, and Old Navy Global. Each global brand's comparable sales results will now include the respective International results, in addition to the associated comparable online and outlet sales. The fiscal year 2012 and fiscal year 2011 historical comparable sales results in this new global structure can be accessed at www.gapinc.com.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	gaining market share;

•	increasing shareholder value;

•	optimizing store fleet;

•	expected company-operated and franchise store openings;

•	earnings per share for fiscal year 2013;

•	depreciation and amortization for fiscal year 2013;

•	operating margin for fiscal year 2013;

•	effective tax rate for fiscal year 2013;

•	inventory dollars per store at the end of the first quarter of fiscal year 2013

•	commitment to returning excess cash to shareholders;

•	dividends per share for fiscal year 2013;

•	capital expenditures for fiscal year 2013;

•	store openings and closings for fiscal year 2013, and weightings by brand;

•	real estate square footage for fiscal year 2013;

•	expanding through new channels and geographies;

•	growing sales with healthy merchandise margins;

•	managing expenses in a disciplined manner;

•	delivering operating margin expansion and earnings per share growth;

•	modest positive comps;

•	increase in total expense dollars and operating expenses as a rate to sales;

•	foreign currency headwinds; and

•	sales in Asia.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•
the risk that adjustments to the company's unaudited financial statements may be identified through the course of the company's independent registered public accounting firm completing its integrated audit of the company's financial statements and financial controls;

•	the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company's results of operations;

•	the highly competitive nature of the company's business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company's business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•
the risk that the company's franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company's requirements regarding its brand identities and customer experience standards;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company's credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company's information technology (“IT”) systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company's operations and financial results;

•
the risk that acts or omissions by the company's third-party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company's subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 28, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,000 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Stacy Rollo
(415) 427-3543
press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	February 2, 2013	January 28, 2012
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,510	$1,885
Merchandise inventory	1,758	1,615
Other current assets	864	809
Total current assets	4,132	4,309
Property and equipment, net	2,619	2,523
Other long-term assets	719	590
Total assets	$7,470	$7,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$—	$59
Accounts payable	1,144	1,066
Accrued expenses and other current liabilities	1,092	998
Income taxes payable	108	5
Total current liabilities	2,344	2,128
Long-term liabilities:
Long-term debt	1,246	1,606
Lease incentives and other long-term liabilities	986	933
Total long-term liabilities	2,232	2,539
Total stockholders' equity	2,894	2,755
Total liabilities and stockholders' equity	$7,470	$7,422

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
($ and shares in millions except per share amounts)	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net sales	$4,725	$4,283	$15,651	$14,549
Cost of goods sold and occupancy expenses	2,949	2,878	9,480	9,275
Gross profit	1,776	1,405	6,171	5,274
Operating expenses	1,174	1,033	4,229	3,836
Operating income	602	372	1,942	1,438
Interest, net	18	22	81	69
Income before income taxes	584	350	1,861	1,369
Income taxes	233	132	726	536
Net income	$351	$218	$1,135	$833
Weighted-average number of shares - basic	472	488	482	529
Weighted-average number of shares - diluted	479	492	488	533
Earnings per share - basic	$0.74	$0.45	$2.35	$1.57
Earnings per share - diluted	$0.73	$0.44	$2.33	$1.56

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	53 Weeks Ended	52 Weeks Ended
($ in millions)	February 2, 2013	January 28, 2012
Cash flows from operating activities:
Net income	$1,135	$833
Depreciation and amortization (a)	483	506
Change in merchandise inventory	(143)	4
Other, net	461	20
Net cash provided by operating activities	1,936	1,363
Cash flows from investing activities:
Purchases of property and equipment	(659)	(548)
Purchases of short-term investments	(200)	(50)
Maturities of short-term investments	150	150
Acquisition of business, net of cash acquired	(129)	—
Other	(6)	(6)
Net cash used for investing activities	(844)	(454)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	—	16
Payments of short-term debt	(19)	—
Proceeds from issuance of long-term debt	—	1,646
Payments of long-term debt issuance costs	—	(11)
Payments of long-term debt	(400)	—
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	174	62
Repurchases of common stock	(1,030)	(2,092)
Excess tax benefit from exercise of stock options and vesting of stock units	34	13
Cash dividends paid	(240)	(236)
Net cash used for financing activities	(1,481)	(602)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(36)	17
Net increase (decrease) in cash and cash equivalents	(425)	324
Cash and cash equivalents at beginning of period	1,885	1,561
Cash and cash equivalents at end of period	$1,460	$1,885
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	53 Weeks Ended	52 Weeks Ended
($ in millions)	February 2, 2013	January 28, 2012
Net cash provided by operating activities	$1,936	$1,363
Less: purchases of property and equipment	(659)	(548)
Free cash flow (a)	$1,277	$815
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.